Exhibit 23.02
Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated June 12, 2012, with respect to the combined financial statements of Toshiba Nuclear Energy Holdings (US), Inc. and Toshiba Nuclear Energy Holdings (UK) Ltd included in this Annual Report on Form 10-K of The Shaw Group, Inc. for the year ended August 31, 2012.

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania
October 18, 2012